Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of China Natural Resources, Inc. for the registration of common shares and to the incorporation by reference therein of our report dated June 12, 2020, with respect to the consolidated financial statements of China Natural Resources, Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, People’s Republic of China

February 9, 2021